Exhibit 3.13

ARTICLES OF INCORPORATION

OF

COMPETITION POLICY ASSOCIATES, INC.

TO: Department of Consumer and Regulatory Affairs

Business Regulation Administration

Corporations Division

941 North Capitol Street, N.E.

Washington, D.C. 20002

I, the undersigned natural person of the age of twenty-one (21) years or more, acting as incorporator of a corporation under the Business Corporation Act (the “Act”), codified as Title 29, Chapter 1 of the District of Columbia Code, adopt the following Articles of Incorporation

FIRST: The name of the Corporation is: COMPETITION POLICY ASSOCIATES, INC. (hereinafter referred to as the “Corporation”)

SECOND: The period of its duration is perpetual.

THIRD: The purposes for which the Corporation is organized are as follows:

(a)	To engage in competition policy analysis and consulting.

(b) The Corporation is further authorized to have and exercise any and all powers or privileges now or hereafter conferred by the laws of the District of Columbia upon corporations formed under the Act, or under any Act amendatory thereof or supplemental thereto.

FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is five thousand (5,000) shares, without par value. The shares are divided into two classes:

Class A consists of 2,500 shares of voting stock and Class B consists of 2,500 shares of non-voting stock,

The following is a description of each class of stock of the Corporation with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class:

(a) Except as hereinafter provided with respect to voting powers and the right of notice of meetings, the Class A common stock and the Class B common stock of the Corporation shall be identical in all respects.

(b) With respect to voting powers, except as otherwise required by the Act, the holders of Class A common stock shall possess all voting powers for all purposes, including, by way of illustration and not of limitation, the election of directors, and the holders of Class B common stock shall have no voting power whatsoever, and, except as provided in the Act, no holder of Class B common stock shall vote on or otherwise participate in any proceedings in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

FIFTH: The Corporation will not commence business until at least One Thousand Dollars ($l,000.00) has been received as initial capitalization.

SIXTH: Provisions limiting or denying to shareholders the preemptive right to acquire additional shares of the Corporation are:

No holder of stock shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money, or by way of dividend

SEVENTH: The provisions for the regulation of the Internal affairs of the Corporation are to be stated in the Bylaws of the Corporation, as the same may be amended from time to time

EIGHTH: The address, including street and number, of the initial registered office of the Corporation is 3321 McKinley Street, N.W. Washington, DC. 20015, and the name of the initial registered agent at such address is Peter Orszag.

NINTH: The number of directors constituting the initial Board of Directors of the Corporation is four (4), and the names and addresses, including street and number, of the persons who are to serve as the Directors until the first annual meeting of shareholders or until their successors are elected and have qualified are:

NAME ADDRESS

Margaret Guerin-Calvert

10112 New London Drive

Potomac, Maryland 20854

Janusz Ordover

131 Hemlock Hill Road

New Canaan, Connecticut 06840

Robert Willig

220 Ridgeview Road

Princeton, New Jersey 08540

Jonathan Orszag

1	Northatar Streets #PH1

Marina del Rey, California 90292

TENTH: The name and address, including street and number, of the incorporate is:

NAME ADDRESS

Margaret Guerin-Calvert 10112 New London Drive

Potomac, Maryland 20854

Dated: December 15, 2002

/s/ Margaret Guerin-Calvert

Margaret Guerin-Calvert

INCORPORATOR